Exhibit 99.5

USE OF PROCEEDS

If each of the terms and conditions of the exchange offers, consent solicitation and Concurrent Notes Offering and the Additional Financing Transaction are satisfied or waived and BowFin receives subscriptions for First Lien Notes equal to the Concurrent Notes Offering Limit, then we expect to receive net cash proceeds of approximately $249 million consisting of (i) $171 million from subscriptions in the Concurrent Notes Offering, including any subscriptions submitted pursuant to the Backstop Agreements and (ii) $78 million in net cash proceeds from the Additional Financing Transaction.

We intend to use all of the net proceeds from both the Concurrent Notes Offering and the Additional Financing Transaction to reduce amounts outstanding under Bowater’s U.S. and Canadian bank credit facilities (of which approximately $83 million will be a permanent reduction in the aggregate amount available under the U.S. and Canadian bank credit facilities). As a result, as of December 31, 2008, and assuming the exchange offers, the Concurrent Notes Offering and the Additional Financing Transaction were consummated on that date, Bowater’s estimated cash and availability under its U.S. and Canadian bank credit facilities would have been approximately $267 million. However, subsequent to December 31, 2008, Bowater’s availability under its U.S. bank credit facility decreased by approximately $65 million and such reduction is not reflected in the pro forma amount shown above. See “Recent Developments” for additional information regarding the reduction in availability under the U.S. bank credit facility subsequent to December 31, 2008.

The Bowater U.S. and Canadian bank credit facilities bear interest at specified market interest rates plus a margin. The U.S. and Canadian bank credit facilities currently terminate in May 2011 and June 2009, respectively. As of December 31, 2008, $280 million and $50 million were outstanding under the U.S. and Canadian bank credit facilities, respectively, and they bore interest at rates 6.4% and 6.8%, respectively.

Following consummation of the exchange offers, a portion of the Bowater Notes accepted for exchange will remain outstanding and be held by BowFin or its subsidiaries, and will serve as a portion of the collateral for the Exchange Notes. The remaining Bowater Notes accepted for exchange will be transferred to Bowater through a series of intercompany transfers and then will be cancelled. See “Description of the New Notes — Security for the New Notes.” Assuming that all of the outstanding Bowater Notes are validly tendered (and not validly withdrawn) in the exchange offers as Subsidiary Tenders, approximately $585 million aggregate principal amount of Bowater Notes accepted in the exchange offers will remain outstanding and will be held by BowFin or its subsidiaries. The foregoing amount will be lower if less than all of the Bowater Notes are validly tendered as Subsidiary Tenders (and not validly withdrawn).